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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)


                                                 June 30,       December 31,
                                                   2000            1999
                                                 --------       -----------
Short-term debt                                  $  418.0           451.2
Current portion of long-term debt                   121.9           131.3
Long-term debt                                    2,157.7         2,172.5
                                                 --------        --------

     Total debt                                   2,697.6         2,755.0
Minority interests in subsidiaries                   87.8            96.3
Common shareholders' equity                       3,132.5         3,276.8
                                                 --------        --------

     Total capitalization                        $5,917.9         6,128.1
                                                 ========         =======


Ratio of total debt to total capitalization          45.6%           45.0%
                                                 ========         =======